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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                  of the Securities Exchange Act of 1934

Check the appropriate box:

| |  Preliminary information statement

|_| Confidential, for use of the Commission Only ((as permitted by Rule 14a-6(e)(2))

|X|  Definitive information statement


                             WAVE POWER.NET, INC.
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Not applicable

(2) Aggregate number of securities to which transaction applies: Not applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4)  Proposed maximum aggregate value of transaction: Not applicable

(5)  Total fee paid: Not applicable

|_|   Fee paid previously with preliminary materials: Not applicable

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid: Not applicable
(2)  Form Schedule or Registration Statement No.: Not applicable
(3)  Filing Party: Not applicable
(4)  Date Filed: Not applicable




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                            NOTICE TO SHAREHOLDERS

                                      OF

                             WAVE POWER.NET, INC.


August 3, 2002


To the Stockholders of WAVE POWER.NET, INC.:

     On June 20, 2002, we presented you with the following proposed resolutions:

     1. To vote in favor or entering into an Agreement and Plan of Reorganization with Via-Tek Inc., dated April 14, 2002, and

     2. To amend Wave Power's Articles of Incorporation in order to change its name from "Wave Power.Net, Inc." to "Power Source, Inc ."; and

     3. To authorize a reverse split of the outstanding common stock of Wave Power so that, after the effective date of the reverse split, there will be one (1) share of common stock outstanding for every five (5) shares of common stock outstanding prior to the effective date of the reverse stock split.

     A condition of the Agreement Plan of Reorganization ("Agreement") between Wave Power.Net, Inc. (the "Company") and Via-Tek was that Via-Tek comply and adhere to, among other provisions, Section III., COVENANTS, Article 3.1, General: "Each of the parties hereto will use its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transaction contemplated by this Agreement..."

     Via-Tek Director Thomas Bergman ("Bergman"), who has acted as Via-Tek's representative throughout its discussions and negotiations with the Company prior to the Agreement and ever since, has intentionally and repeatedly violated the spirit of Section III., COVENANTS, Article 3.1, General, by trying to renegotiate the terms and conditions of the original and conformed Agreement Plan of Reorganization executed by the parties on April 14, 2002. Bergman was attempting to coerce more favorable terms from the Company by refusing to submit the necessary financial information to Malone and Bailey, auditors retained by, and paid for, by the Company. Bergman was cognizant that pursuant to rules and regulations of the Securities and Exchange Commission, Via-Tek must be audited in order to consummate the party's Agreement. Bergman's actions, on behalf of Via-Tek, constitute an intentional and willful breach of the party's Agreement.

     On July 26, 2002 a Mutual Recission of Merger Agreement prepared by Via-Tek, was executed by Via-Tek and the Company's President, Brian Fisher ("Fisher"). The Company contends that the Mutual Recission of Merger Agreement was executed by Fisher under false pretenses. Bergman had intentionally misled Fisher to believe that the terms and conditions of the Mutual Recission of Merger Agreement had been reviewed and approved by the principals involved in the transaction and by the other board members of the Company. In fact, the other board members of the Company, Dominic Martinez and Dan Motsinger, had not been apprized of the content in the Mutual Recission of Merger Agreement nor of Bergman's intent.




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     Accordingly, the Company is refusing to acknowledge the Mutual Recission of Merger Agreement executed by the Company's President, Brian Fisher. It is the Company's contention that pursuant to the Delaware Revised Statutes, as amended, that a rescission of a merger agreement must be approved by a majority of the Company's directors.

     The Company is, however, unilaterally rescinding the Agreement Plan of Reorganization between the Company and Via-Tek based upon Via-Tek's willful and intentional breach of the Agreement. Furthermore, the Company is exploring its right to pursue a legal action against Via-Tek, and Thomas Bergman individually, for breach of contract, misrepresentation, fraud and extortion.

     By order of the Board of Directors,


                /s/ Dominic Martinez
               ___________________________
               Secretary and Director